**EXPEDITE**

**AMENDMENT**

# ARTICLES OF AMENDMENT
# OF
# CIMARRON SOFTWARE, INC.

To the Division of Corporations and Commercial Code
State of Utah

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the corporation hereinafter named (the "corporation") does hereby adopt the following Articles of Amendment.

1. The name of the corporation is Cimarron Software, Inc.

2. Text of the amendments:

Article III, Preferred Stock, 2(c)(i) is stricken in its entirety and replaced with the following:

> (i) <u>Right to Convert</u>. Subject to Section 2(c)(iii) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Purchase Price by the applicable Conversion Price of such share of Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The "<u>Original Purchase Price</u>" shall mean $1.00 per share with respect to the Series A Preferred Stock and $19.03 per share with respect to the Series B Preferred Stock. The "<u>Conversion Price</u>" shall mean $0.83_ per share with respect to the Series A Preferred Stock and $19.03 per share with respect to the Series B Preferred Stock. The applicable Conversion Price shall be subject to adjustment as set forth in Section 2(c)(iv).

Article III, Preferred Stock, 2(c)(iv)(B)ii) is stricken in its entirety and replaced with the following:

> up to 350,000 shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to the exiting stock option or issuance plan of the Corporation or any replacement plan unanimously approved by the Board of Directors of the Corporation, on or before July 1, 2002 whereby the total number of shares of Common Stock issuable does not exceed 350,000 shares (appropriately adjusted to reflect subsequent share combinations or divisions),

Article III, Preferred Stock 2(c)(iv)(B) is amended to include the following additional section:

> vii) up to 700,000 shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to the exiting stock option or issuance plan of the Corporation or any replacement plan approved by the Board of Directors of the Corporation, whereby the total number of shares of Common Stock issuable does not exceed 700,000 shares (appropriately adjusted to reflect subsequent share combinations or divisions).

3. The amendments set forth herein were adopted as of April 21, 2005.

4. The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group entitled to vote on the said amendments, and the number of votes of the voting group indisputably represented at the meeting at which the said amendments were approved are as follows:

(a) Designation of voting groups: All shares of Common Stock of the corporation (the "Common Stock") and all shares of Preferred Stock of the corporation (the "Preferred Stock") are entitled to vote as voting groups on the amendments set forth herein.

(b) Number of outstanding shares of voting group: There are 1,143,422 shares of Common Stock outstanding and 200,119 shares of Preferred Stock outstanding.

(c) Number of shares of voting groups entitled to vote on the amendments: As a voting group the Common Stock is entitled to cast 1,143,422 votes on the amendments, and the Preferred Stock is entitled to cast 200,119 votes on the amendments.

(d) Number of shares of each voting group indisputably represented at the meeting: The shares were represented by written consent.

5. The total number of votes cast for and against the said amendments by the voting group entitled to vote separately on the said amendments is as follows:

(a) Designation of voting groups: The Common Stock and the Preferred Stock.

(b) (i) Number of votes of Common Stock cast for the amendments: 843,518 votes were cast for the amendments by written consent.

(ii) Number of votes of Preferred Stock cast for the amendments: 200,119 votes were cast for the amendments by written consent.

(c) (i) Number of votes of Common Stock cast against the amendments: 299,904

votes were not represented by written consent.

(ii) Number of votes of Preferred Stock cast against the amendments: 0 votes were not represented by written consent.

6. The said number of votes cast for the said amendments was sufficient for the approval thereof by the said voting group.

7. THE ARTICLES OF AMENDMENT SHALL BE EFFECTIVE UPON FILING THESE ARTICLES OF AMENDMENT IN THE DEPARTMENT OF COMMERCE.

Executed on April 21, 2005

By ____________________
David M. Fuhrman
President